                                                                       Exhibit 5

                              [KeyCorp Letterhead]

                               September 28, 1999


KeyCorp
127 Public Square
Cleveland, Ohio 44114

Re:  KeyCorp Form S-3 Registration Statement -- 632,183 Common Shares

Ladies and Gentlemen:

         I am Vice President and Associate General Counsel of KeyCorp, and acted as counsel to KeyCorp in connection with the issuance to the shareholders of NTH Holdings, Inc. of 632,183 KeyCorp Common Shares, par value $1 (the "Common Shares"), on June 1, 1999. This opinion is furnished to you in connection with a Registration Statement on Form S-3 of KeyCorp (the "Registration Statement") with respect to 632,183 Common Shares owned by the shareholders of NTH Holdings, Inc.

         In connection with this opinion, I have made such investigations of law as I have deemed necessary and appropriate for the purpose of this opinion and have examined the Registration Statement (and exhibits thereto) as filed with the Securities and Exchange Commission, as well as KeyCorp's Amended and Restated Articles of Incorporation and Amended and Restated Regulations, and relevant corporate records. In addition, I have made such investigations and reviewed such other documents as I have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, I have assumed (i) the authenticity of all original documents and records, (ii) the conformity of all documents and records submitted to me as conformed copies or photocopies of original documents, and (iii) that all persons executing agreements, instruments or documents examined or relied on by me had the capacity to sign such agreements, instruments or documents and all such signatures are genuine.

         Based upon the foregoing and legal matters that I deem relevant, I am of the opinion that the Common Shares, which are the subject of the Registration Statement, are validly issued, fully paid and non-assessable.

         The information set forth herein is as of the date hereof. I assume no obligation to advise you of changes that may hereafter be brought to my attention. This opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do I assume any responsibility to advise you of further changes in my opinion. This opinion is limited to matters of State of Ohio law and United States federal law.

         This opinion is solely for your information in connection with the Registration Statement and is not to be quoted in whole or in part or otherwise referred to in any other public release. This letter may not be relied upon by any other person or for any other purposes whatsoever.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of my name therein.



                                                 Very truly yours,

                                                 KEYCORP

                                                 /s/ Daniel R. Stolzer

                                                 Daniel R. Stolzer
                                                 Vice President &
                                                    Associate General Counsel